Exhibit 10.23

INFOR (US), INC.

July 15, 2016

Mr. Jeffrey Laborde

970 Fenimore Circle

Atlanta, GA 30350

Re:	Transition Consulting Letter Agreement (the “Letter Agreement”) between Jeffrey Laborde (“Executive”), and Infor (US), Inc. (“Infor”)

Dear Jeffrey:

This Letter Agreement, between Executive and Infor is effective as of July 12, 2016 (the “Effective Date”), and made to memorialize certain terms in connection with the termination of Executive’s employment from Infor and certain of its Affiliates as Chief Financial Officer and Executive’s participation in the orderly transition of duties to others. Reference is hereby made to the Employment Agreement, dated as of June 26, 2015, between Executive and Infor (the “Employment Agreement”). The Employment Agreement (including, without limitation, Sections 4(j), 5, 6 and 7 thereof) shall continue in full force and effect in accordance with its terms unless expressly amended by this Letter Agreement. Unless otherwise defined herein, the defined terms of the Employment Agreement shall apply to this Letter Agreement and are incorporated herein by reference.

The Employment Period terminated on July 12, 2016 (the “Termination Date”). For a period beginning immediately thereafter and ending on the eighteen-month anniversary of the Termination Date (the “Consulting Services Period”). Executive will use diligent efforts in providing consulting services to Infor and its Affiliates in order to assist with the orderly transition of his Chief Financial Officer duties to those named by Infor to assume such responsibilities and such other assistance as Infor may request from time to time (the “Consulting Services”). For the avoidance of doubt, the confidentiality, trade secret, invention and patent and other related provisions of the Employment Agreement shall apply to Executive’s provision of the Consulting Services. Infor will, subject to the immediately following paragraph, pay Executive a one-time fee in the amount of $500,000 (the “Consulting Fee”) for the Consulting Services payable in one lump sum on the consummation of a Sale Transaction if (and only if) a Sale Transaction is consummated during the Consulting Services Period. If no Sale Transaction is consummated during the Consulting Services Period, then no Consulting Fee or other payment shall be payable hereunder. For purposes of this Letter Agreement, a Sale Transaction shall mean a Sale of the Partnership (as defined in Parent’s Agreement of Limited Partnership) that constitutes a “change in control event” for purposes of Code Section 409A. All payments made hereunder will be subject to required tax withholding.

As a condition to, and in exchange for Infor’s obligation to make the payments stated herein, Executive shall, execute and deliver to Infor a general release in the form attached to the Employment

Mr. Jeffrey Laborde

July 15, 2016

Agreement as Exhibit A (the “General Release”), such general release shall have become effective and Executive shall not have revoked or breached the provisions of such release or breached the provisions of Section 4(j), Section 5, Section 6 or Section 7 of the Employment Agreement.

Except as expressly stated herein and except for the benefits provided under Section 4 of the Employment Agreement, Executive agrees that he is not entitled to any other compensation, remuneration, bonus, severance, benefit, compensation, payment or incentive of any kind or nature or expectation of remuneration from Infor or any Affiliate, whether pursuant to any pre-existing or contemporaneous oral or written agreement or otherwise. Infor and Executive agree that Executive is entitled to the benefits set forth in Section 4(c) of the Employment Agreement.

Notwithstanding the provisions of the Employment Agreement and the General Release requiring Executive to return to Infor all property of Infor, the parties agree that Executive shall retain possession of the laptop computer and the mobile telephone issued by Infor to Executive until August 19, 2016 (the “Return Date”), to enable Executive to assist with the orderly transition of duties as contemplated by this Letter Agreement. Executive shall also continue to have such access to his Infor email until the Return Date. On or promptly following the Return Date, Executive shall return such computer to Infor and shall comply with the provisions of the last sentence of Section 11 of the General Release with respect to any materials or property of Infor retained by Executive after the Termination Date through the Return Date, except that Executive shall be permitted to keep the mobile telephone for his own use (for the avoidance of doubt, Executive will need to establish his own, self-paid mobile phone account and the Company will no longer provide Company-paid mobile phone service).

Nothing herein shall supersede or reduce or modify or terminate (a) Executive’s 100,000 vested Incentive Units (the “Vested Units”), representing 25% of Executive’s original grant, under the Management Incentive Unit Subscription Agreement between Executive and Parent, dated as of August 18, 2015 (the “MIU Agreement”) (which Vested Units shall remain subject to the provisions of the MIU Agreement and Parent’s Limited Partnership Agreement), or (b) the Indemnification Agreement, dated as of July 26, 2015, between Executive and Parent (and certain of Parent’s Affiliates), which shall continue in full force and effect as to Executive without regard to his termination of employment. For avoidance of doubt, however, Executive acknowledges that the provision of the Consulting Services shall not constitute employment by Parent or any of its Subsidiaries and accordingly, the vesting of Executive’s Incentive Units

Mr. Jeffrey Laborde

July 15, 2016

shall cease and all of the Incentive Units granted pursuant to the MIU Agreement other than the Vested Units have been cancelled and forfeited to Parent.

Sincerely,

INFOR (US), INC.

/s/ Gregory M. Giangiordano
Gregory M. Giangiordano
SVP and General Counsel

ACCEPTED AND AGREED:

/s/ Jeffrey Laborde
JEFFREY LABORDE

Signature Date: July 19, 2016